Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use by SandRidge Mississippian Trust I (the “Trust”) of our name and to the inclusion of information taken from the reports listed below in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission on or about March 13, 2015:

December 31, 2012, SandRidge Mississippian Trust I Interest in Certain Properties located in Oklahoma — SEC Price Case

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

March 13, 2015